UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 03, 2026

FTI Consulting, Inc.

(Exact name of Registrant as Specified in Its Charter)

Maryland	001-14875	52-1261113
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

555 12th Street NW
Washington, District of Columbia		20004
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: 202 312-9100

Not applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.01 per share	FCN	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.07 Submission of Matters to a Vote of Security Holders.

The 2026 Annual Meeting of Shareholders (the “Annual Meeting”) of FTI Consulting, Inc. ("FTI Consulting" or the “Company”) was held on June 3, 2026. At the Annual Meeting, the Company's shareholders voted on the following three proposals, as described in detail in the proxy statement for the Annual Meeting filed with the Securities and Exchange Commission on April 21, 2026 (the “Proxy Statement”), and cast their votes as described below.

Proposal No. 1 - Elect as directors the eight nominees named in the Proxy Statement:

	For	Against	Abstentions	Broker Non-Votes
Elsy Boglioli	26,481,448	471,325	21,516	1,081,462
Claudio Costamagna	26,347,820	606,235	20,234	1,081,462
Nicholas C. Fanandakis	26,659,958	282,427	31,905	1,081,462
Steven H. Gunby	26,538,764	400,899	34,626	1,081,462
Stephen C. Robinson	26,406,555	548,269	19,465	1,081,462
Laureen E. Seeger	26,442,407	510,392	21,490	1,081,462
Eric T. Steigerwalt	26,918,897	37,918	17,474	1,081,462
Janet H. Zelenka	26,487,306	465,467	21,516	1,081,462

Proposal No. 2 - Ratify the appointment of KPMG LLP as FTI Consulting, Inc.’s independent registered public accounting firm for the year ending December 31, 2026:

For	Against	Abstentions
27,752,240	270,790	32,721

Proposal No. 3 - Vote on an advisory (non-binding) resolution to approve the compensation of the named executive officers for the year ended December 31, 2025 as described in the Proxy Statement:

For	Against	Abstentions	Broker Non-Votes
26,766,491	183,399	24,400	1,081,462

The Company’s Board of Directors (the “Board”) and Compensation Committee value the views of the Company’s shareholders and will consider the results of this advisory vote when making future decisions on named executive officer compensation.

Item 8.01 Other Events

On June 3, 2026, the Board authorized an additional $370.0 million to repurchase shares of the Company’s outstanding common stock, par value $0.01 per share (“Common Stock”), pursuant to its stock repurchase program initially authorized by the Board in the amount of $100.0 million on June 2, 2016, which was increased by an additional (i) $100.0 million on May 18, 2017, (ii) $100.0 million on December 1, 2017, (iii) $100.0 million on February 21, 2019, (iv) $100.0 million on February 20, 2020, (v) $200.0 million on July 28, 2020, (vi) $200.0 million on December 3, 2020, (vii) $400.0 million on December 1, 2022, (viii) $400.0 million on April 21, 2025, and (ix) $500.0 million on October 21, 2025, for an aggregate authorization as of June 3, 2026 of $2.6 billion (the “Stock Repurchase Program”).

As of June 2, 2026, FTI Consulting had repurchased 19,104,867 shares of its outstanding Common Stock under the Stock Repurchase Program at an average price per share of $107.94 for an aggregate cost of approximately $2.1 billion. After giving effect to Common Stock repurchases through that date and the increased authorization, FTI Consulting has approximately $507.4 million remaining available for Common Stock repurchases under the Stock Repurchase Program. No time limit has been established for the completion of the Stock Repurchase Program, and it may be suspended, discontinued or replaced by the Board at any time without prior notice.

Under the Stock Repurchase Program, FTI Consulting may repurchase its shares of its Common Stock in open-market purchases or by any other method in accordance with applicable securities laws and other laws, rules and regulations. The specific timing, price and amount of repurchases will be determined by the Company’s management, in its discretion, and will vary based on market conditions, securities law limitations and other applicable laws, rules and regulations, and other factors. The repurchases may be funded using available cash on hand or a combination of cash and available borrowings under the Company’s senior unsecured bank revolving credit facility.

This Current Report on Form 8-K includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which involve uncertainties and risks. Forward-looking statements include statements, without limitation, regarding plans for Common Stock repurchases. When used in this Current Report on Form 8-K, words such as “estimates,” “expects,” “anticipates,” “projects,” “plans,” “intends,” “believes,” “forecasts,” “may” and variations of such words or similar expressions are intended to identify forward-looking statements. All forward-looking statements are based upon FTI Consulting’s expectations at the time it makes them and various assumptions. FTI Consulting’s expectations, beliefs and projections are expressed in good faith, and it believes there is a reasonable basis for them. However, there can be no assurance that management’s plans, expectations or forecasts will be achieved. Factors that could cause changes to FTI Consulting’s plans, expectations or forecasts include risks described under the heading “Item 1A Risk Factors” in FTI Consulting’s Form 10-K for the year ended December 31, 2025 filed with the SEC on February 26, 2026, and in FTI Consulting’s other filings with the SEC. FTI Consulting is under no duty to update any of the forward-looking statements to conform such statements to actual results or events and does not intend to do so.

Item 9.01 Financial Statements and Exhibits.

Exhibit Number	Exhibit Description
99.1	Press Release dated June 5, 2026 of FTI Consulting, Inc.
104	The Cover Page from FTI Consulting’s Current Report on Form 8-K dated June 3, 2026, formatted in Inline XBRL

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FTI CONSULTING, INC.

Date:	June 5, 2026	By:	/s/ CURTIS P. LU
Curtis P. Lu General Counsel